Exhibit 10.6

Summary of BSA

Similar to share options, non-employee warrants, or BSAs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. In addition to any exercise price payable by a holder upon the exercise of any non-employee warrant, non-employee warrants need to be subscribed for at a price which is determined by the board of directors at the time of the grant and which, for grants made since our initial public offering in France, cannot be less than 10% of the exercise of the underlying shares. There is no legal limitation to the size of the non-employee warrant pool.

Administration. Pursuant to delegations granted at our annual shareholders’ meeting our board of directors determines the recipients, dates of grant and exercise price of non-employee warrants, the number of non-employee warrants to be granted and the terms and conditions of the non-employee warrants, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of non-employee warrants after the end of the term of office.

Non-Employee Warrants. Our non-employee warrants are generally fully vested subject to continued service, except for certain non-employee warrants which vest as per the schedule determine by the board of directors. The term of non-employee warrants is ten years from the date of grant or, in the case of death or disability of the beneficiary during such ten-year period, six months from the death or disability of the beneficiary.

Non-employee warrants may be transferred to any person and may be exercised by their holder at any time subject to vesting.